Exhibit 99.1

Universal Logistics Holdings Reports Fourth Quarter 2024 Financial Results; Declares Dividend

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Fourth Quarter 2024 Operating Revenues: $465.1 million, 19.0% increase
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Fourth Quarter 2024 Operating Income: $38.3 million, 12.3% increase
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Fourth Quarter 2024 Earnings Per Share: $0.77 per share, 4.9% decrease
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Declares Quarterly Dividend: $0.105 per share

Warren, MI – February 6, 2025 — Universal Logistics Holdings, Inc. (NASDAQ: ULH) today reported consolidated fourth quarter 2024 net income of $20.2 million, or $0.77 per diluted share, on total operating revenues of $465.1 million. This compares to net income of $21.4 million, or $0.81 per diluted share, during fourth quarter 2023 on total operating revenues of $390.9 million. For the full year 2024, Universal reported $4.93 per diluted share, on total operating revenues of $1.85 billion. This compares to $3.53 per diluted share, on total operating revenues of $1.66 billion for the full year 2023.

In the fourth quarter 2024, Universal’s operating income increased $4.2 million to $38.3 million, compared to $34.1 million in the fourth quarter one year earlier. As a percentage of operating revenue, operating margin for the fourth quarter 2024 was 8.2%, compared to 8.7% during the same period last year. EBITDA, a non-GAAP measure, increased $18.7 million during the fourth quarter 2024 to $73.5 million, compared to $54.8 million one year earlier. As a percentage of operating revenue, EBITDA margin for the fourth quarter 2024 was 15.8%, compared to 14.0% during the same period last year.

"Universal notched another solid performance during the fourth quarter, making the full-year 2024 our second best financial performance in company history,” stated Tim Phillips, Universal’s CEO. “Our contract logistics segment continues to be the cornerstone of our success, and we remain committed to making smart investments in this space, such as our recent acquisition of Parsec. Strong demand for our specialized, heavy-haul services has also enabled our trucking segment to produce solid results during the quarter, and throughout all of 2024. While we are proud of our many successes, we remain focused on improving underperforming operations, gaining efficiencies and maintaining a high-level of cost control. 2024 was an exciting, and challenging year for Universal, and I am deeply thankful for the talented team who guided us through. We will keep pushing forward, delivering exceptional service to our customers while continuing to execute our long-term strategy.”

Segment Information:

Contract Logistics

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Fourth Quarter 2024 Operating Revenues: $307.4 million, 52.7% increase
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Fourth Quarter 2024 Operating Income: $39.1 million, 12.7% operating margin

In the contract logistics segment, which includes our value-added and dedicated services, fourth quarter 2024 operating revenues increased 52.7% to $307.4 million, compared to $201.3 million for the same period last year. Fourth quarter 2024 revenues included $51.3 million attributable to our specialty development project in Stanton, TN, which was completed during the period, and an additional $59.5 million from the fourth quarter acquisition of Parsec. Included in contract logistics segment revenues were also $8.3 million in separately identified fuel surcharges from dedicated transportation services, compared to $8.9 million during the same period last year. At the end of the fourth quarter 2024, we managed 90 value-added programs, including 20 new rail terminal operations compared to a total of 71 programs at the end of the fourth quarter 2023. Fourth quarter 2024 income from operations increased $7.0 million to $39.1 million, compared to $32.1 million during the same period last year. As a percentage of revenue, operating margin in the contract logistics segment for the fourth quarter 2024 was 12.7%, compared to 15.9% during the same period last year. Included in contract logistics operating results was of $6.0 million of depreciation and amortization expense related to Parsec, which lowered the fourth quarter 2024 operating margin in this segment by 200 bps.

Intermodal

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Fourth Quarter 2024 Operating Revenues: $73.1 million, 15.9% decrease
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Fourth Quarter 2024 Operating (Loss): $(9.7) million, (13.2)% operating margin

Operating revenues in the intermodal segment decreased 15.9% to $73.1 million in the fourth quarter 2024, compared to $86.9 million for the same period last year. Included in intermodal segment revenues for the recently completed quarter were $9.1 million in separately identified fuel surcharges, compared to $13.0 million during the same period last year. Intermodal segment revenues also included other accessorial charges such as detention, demurrage and storage, which totaled $8.6 million during the fourth quarter 2024, compared to $8.7 million one year earlier. Load volumes declined 15.3%, while the average operating revenue per load, excluding fuel surcharges, declined by 2.2% on a year-over-year basis. Fourth quarter 2024 operating losses in the intermodal segment were $(9.7) million compared to an operating loss of $(1.0) million during the same period last year. As a percentage of revenue, operating margin in the intermodal segment for the fourth quarter 2024 was (13.2)%, compared to (1.1)% one year earlier.

Trucking

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Fourth Quarter 2024 Operating Revenues: $83.8 million, 11.5% increase
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Fourth Quarter 2024 Operating Income: $5.8 million, 6.9% operating margin

In the trucking segment, fourth quarter 2024 operating revenues increased 11.5% to $83.8 million, compared to $75.2 million for the same period last year. Fourth quarter 2024 trucking segment revenues included $22.8 million of brokerage services, compared to $30.0 million during the same period last year. Also included in our trucking segment revenues were $4.1 million in separately identified fuel surcharges during the fourth quarter 2024, compared to $5.6 million in fuel surcharges one year earlier. On a year-over-year basis, load volumes declined 17.0%; however, the average operating revenue per load, excluding fuel surcharges, increased 30.5%, which was driven primarily by our specialty, heavy-haul wind business. Income from operations in the fourth quarter 2024 was $5.8 million compared to $2.5 million during the same period last year. As a percentage of revenue, operating margin in the trucking segment for the fourth quarter 2024 was 6.9% compared to 3.3% during the same period last year.

Cash Dividend

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a cash dividend of $0.105 per share of common stock. The dividend is payable to shareholders of record at the close of business on March 3, 2025 and is expected to be paid on April 1, 2025.

Other Matters

As of December 31, 2024, Universal held cash and cash equivalents totaling $19.4 million and $11.6 million in marketable securities. Outstanding debt at the end of the fourth quarter 2024 was $762.6 million and capital expenditures totaled $37.4 million.

Universal calculates and reports selected financial metrics not only for purposes of our lending arrangements but also in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities. These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 a.m. Eastern Time
Date:	Friday, February 7, 2025
Call Toll Free:	(800) 836-8184
International Dial-in:	+1 (646) 357-8785

A replay of the conference call will be available through February 14, 2025, by calling (888) 660-6345 (toll free) or +1 (646) 517-4150 (toll) and using encore replay code 40331#. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. (“Universal”) is a holding company whose subsidiaries provide a variety of customized transportation and logistics solutions throughout the United States and in Mexico, Canada and Colombia. Our operating subsidiaries provide our customers with supply chain solutions that can be scaled to meet their changing demands. We offer our customers a broad array of services across their entire supply chain, including value-added, dedicated, intermodal and trucking services. In this press release, the terms “us,” “we,” “our,” or the “Company” refer to Universal and its consolidated subsidiaries.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “prospect,” “seek,” “believe,” “targets,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in Universal’s reports and filings with the Securities and Exchange Commission. Universal assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating revenues:
Truckload services	$61,850	$46,015	$234,397	$213,874
Brokerage services	25,545	58,132	181,259	244,024
Intermodal services	70,379	85,426	300,721	374,667
Dedicated services	77,821	85,541	344,210	343,543
Value-added services	229,536	115,806	785,448	486,031
Total operating revenues	465,131	390,920	1,846,035	1,662,139

Operating expenses:
Purchased transportation and equipment rent	100,320	127,779	482,948	571,213
Direct personnel and related benefits	174,871	130,775	583,251	542,779
Operating supplies and expenses	78,644	40,643	295,558	170,994
Commission expense	4,800	7,221	27,285	31,370
Occupancy expense	12,020	11,195	44,209	44,301
General and administrative	14,081	12,872	55,323	51,839
Insurance and claims	5,719	6,368	26,441	27,163
Depreciation and amortization	36,393	19,975	124,188	77,036
Impairment expense	—	—	3,720	—
Total operating expenses	426,848	356,828	1,642,923	1,516,695
Income from operations	38,283	34,092	203,112	145,444
Interest expense, net	(9,828)	(6,163)	(30,207)	(22,753)
Other non-operating income (expense)	(1,171)	722	837	1,608
Income before income taxes	27,284	28,651	173,742	124,299
Provision for income taxes	7,109	7,239	43,835	31,398
Net income	$20,175	$21,412	$129,907	$92,901

Earnings per common share:
Basic	$0.77	$0.81	$4.94	$3.53
Diluted	$0.77	$0.81	$4.93	$3.53

Weighted average number of common shares outstanding:
Basic	26,318	26,284	26,315	26,284
Diluted	26,358	26,301	26,348	26,308

Dividends declared per common share:	$0.105	$0.105	$0.420	$0.420

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$19,351	$12,511
Marketable securities	11,590	10,772
Accounts receivable - net	293,646	287,947
Other current assets	85,226	54,243
Total current assets	409,813	365,473
Property and equipment - net	742,366	561,088
Other long-term assets - net	635,553	326,962
Total assets	$1,787,732	$1,253,523

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$215,756	$189,727
Debt - net	759,085	381,924
Other long-term liabilities	165,868	149,674
Total liabilities	1,140,709	721,325
Total shareholders' equity	647,023	532,198
Total liabilities and shareholders' equity	$1,787,732	$1,253,523

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Contract Logistics Segment:
Average number of value-added direct employees	7,337	5,582	5,809	5,521
Average number of value-added full-time equivalents	57	205	88	450
Number of active value-added programs	90	71	90	71

Intermodal Segment:
Number of loads (a)	100,457	118,553	417,790	473,569
Average operating revenue per load, excluding fuel surcharges (a)	$537	$549	$554	$563
Average number of tractors	1,451	1,830	1,585	2,034
Number of depots	8	9	8	9

Trucking Segment:
Number of loads	36,068	43,468	155,288	178,036
Average operating revenue per load, excluding fuel surcharges	$2,183	$1,673	$1,993	$1,738
Average number of tractors	699	828	767	877
Average length of haul	394	399	334	390

(a) Excludes operating data from freight forwarding division in order to improve the relevance of the statistical data related to our intermodal segment and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

(Dollars in thousands)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Operating Revenues by Segment:
Contract logistics	$307,357	$201,347	$1,129,658	$829,574
Intermodal	73,095	86,874	308,744	382,610
Trucking	83,840	75,168	331,982	333,211
Other	839	27,531	75,651	116,744
Total	$465,131	$390,920	$1,846,035	$1,662,139

Income from Operations by Segment:
Contract logistics	$39,094	$32,079	$219,084	$127,752
Intermodal	(9,683)	(964)	(27,741)	1,604
Trucking	5,788	2,488	20,963	17,258
Other	3,084	489	(9,194)	(1,170)
Total	$38,283	$34,092	$203,112	$145,444

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA and EBITDA margin, each a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes, (iii) depreciation, and (iv) amortization. We define EBITDA margin as EBITDA as a percentage of total operating revenues. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	( in thousands)		( in thousands)
EBITDA
Net income	$20,175	$21,412	$129,907	$92,901
Income tax expense	7,109	7,239	43,835	31,398
Interest expense, net	9,828	6,163	30,207	22,753
Depreciation	29,198	16,844	102,688	64,365
Amortization	7,195	3,131	21,500	12,671
EBITDA	$73,505	$54,789	$328,137	$224,088

EBITDA margin (a)	15.8%	14.0%	17.8%	13.5%

(a) EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA and EBITDA margin because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

• EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

• EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

• EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and EBITDA margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and only supplementally on EBITDA and EBITDA margin.